Exhibit 10.1

COOPERATION AGREEMENT

between

CHINA LEISURE SPORTS ADMINISTRATIVE CENTER

and

WORLD POKER TOUR ENTERPRISES, INC.

Dated August 7, 2007

SCHEDULES

SCHEDULE 1                        DEFINITIONS

SCHEDULE 2                        LIST OF PARTNERSHIP PROTECTION CATEGORIES

SCHEDULE 3                        MATCH SCHEDULE

SCHEDULE 4                        RIGHTS TO BE GRANTED TO LOCAL ORGANIZERS

THIS COOPERATION AGREEMENT (this “Agreement”) is made on the 7th day of August 2007

BETWEEN:

(1)                                  CHINA LEISURE SPORTS ADMINISTRATIVE CENTER (“CLSAC”), an institutional legal person under the China State Sports Administration, located at 9 Tiyuguan Road, Chongwen District, Beijing 100763, the People’s Republic of China (“China” or the “PRC”); and

(2)                                  WORLD POKER TOUR ENTERPRISES, INC. (“WPTE”), a company organized under the laws of the State of Delaware, the United States of America, located at 5700 Wilshire Blvd., Suite 350, Los Angeles, CA 90036-3659, United States of America.

RECITALS:

(1)                                  CLSAC desires, in accordance with the terms and conditions of this Agreement, to grant to WPTE the right to be the Exclusive Marketing Partner (as defined below) and the Commercial Sanctioning Body (as defined below) in connection with the China National Tractor Poker Tour（中国升级扑克 (拖拉机)冠军赛).

(2)                                  WPTE desires to accept such grant and to enjoy the exploitation of the rights granted hereunder on the terms and conditions set forth herein.

AGREEMENT:

1.                                      DEFINITIONS AND INTERPRETATION

1.1.                              Definitions.  As used in this Agreement the capitalized terms shall have the respective meanings indicated on Schedule 1 attached hereto unless this Agreement otherwise requires.

1.2.                              Interpretation.  In this Agreement, where the context so admits, the following references and expressions shall have the following meanings:

(a)          Statutory Provisions.  Any references, express or implied, to statutes or statutory provisions shall be construed as references to those statutes or provisions as respectively amended or re-enacted or as their application is modified from time to time by other provisions (whether before or after the date hereof) and shall include any statutes or provisions of which they are re-enactments (whether with or without modification) and any orders, regulations, instruments or other subordinate legislation under the relevant statute or statutory provision.  References to sections of consolidating legislation shall, wherever necessary or appropriate in the context, be construed as including, without limitation, references to the sections of the previous legislation from which the consolidating legislation has been prepared.

(b)         Law.  References to “law” shall include all applicable laws, regulations, rules and orders of any Government Authority, securities exchange or other self-regulating body, including any common or customary law, constitution, code, ordinance, statute or other legislative measure and any regulation, rule, treaty, order, decree or judgment; and “lawful” shall be construed accordingly.

(c)          Documents.  References to any document (including without limitation this Agreement) are references to that document as amended, consolidated, supplemented, novated or replaced from time to time.

(d)         Sections.  References in this Agreement to the Preamble, Recitals, Sections and  Schedules are to the clauses in and preamble, recitals and schedules to this Agreement (unless the context otherwise requires).  The Preamble, Recitals and Schedules to this Agreement shall be deemed to form part of this Agreement.

(e)          Headings.  Headings are inserted for convenience only and shall not affect the construction of this Agreement.

(f)            Successors.  References to the Parties, CLSAC and their Affiliates include their respective successors and permitted assigns.

(g)         Writing.  References to writing shall include any method of reproducing words in a legible and non-transitory form.

(h)         Gender; Number.  The masculine gender shall include the feminine and neuter and the singular number shall include the plural and vice versa.

(i)             Losses.  References herein to “losses” include all liabilities, loss, damages, compensation, penalties, costs, disbursements and expenses arising from any claim, demand, action or proceedings.

(j)             Include not Limiting.  “Include,” “including,” “are inclusive of” and similar expressions are not expressions of limitation and shall be construed as if followed by the words “without limitation.”

(k)          Language.  This Agreement is written in both Chinese and English. Both Chinese and English versions shall govern this Agreement and shall have equal validity. In case of any difference between the two language versions, the Chinese version shall control.

(l)             Time.  If a period of time is specified and dates from a given day or the day of a given act or event, such period shall be calculated exclusive of that day.  If the day on or by which something must be done is not a Business Day, that thing must be done on or by the Business Day immediately following such day.

(m)       Agreement of Parties.  Any agreement, consent or approval to be given by a Party must be given in a timely fashion, be in writing and be signed by it or a duly authorized person on its behalf to be effective under this

Agreement.  No agreement, consent or approval under this Agreement may be withheld or delayed unreasonably or arbitrarily.  Notwithstanding the foregoing, failure by a Party to give any agreement, consent or approval shall be deemed to be a denial.

2.                                      GRANT OF RIGHTS

2.1.                              Grant of Exclusive Rights.  CLSAC hereby appoints WPTE to be the Exclusive Marketing Partner and the Commercial Sanctioning Body of the Tour, and, subject to the conditions hereinafter provided, grants to WPTE the following exclusive world-wide rights:

(a)                                  CLSAC shall own the official word and logo trademarks to the title “China National Tractor Tour (中国升级扑克(拖拉机)冠军赛)” (the “CLSAC Trademarks”) and WPTE shall have the right to use the CLSAC Trademarks during the Term hereof;

(b)                                 WPTE shall further have the right to develop the official commercial title to the Tour which shall comprise of a combination of the CLSAC Trademarks and new word and logo trademarks.  This new trademark will be registered and owned by WPTE, and be designated as the “Official Tour Logo”.

(c)                                  The Official Tour Logo shall include the words “WPTE China National Tractor Poker Tour”, “WPT China National Tractor Poker Tour”, or other similar representing title as agreed to by the Parties;

(d)                                 In the efforts to promote, organize and publicize the Tour, CLSAC shall use the official title and the Official Tour Logo to the Tour in any letterhead, press releases, television programming, printed and published materials, advertising, marketing and promotion;

(e)                                  CLSAC shall provide consents and supporting documents required for the registration of the Official Tour Logo and provide any defense necessary to defend the Official Tour Logo;

(f)                                    WPTE shall have the right to use in any or all media now known or hereafter developed, all content, names, likenesses and logos associated with the Tour for purposes of promoting, advertising and publicizing the Tour and generating profits therefrom;

(g)                                 WPTE shall have the right to reproduce the Official Tour Logo on Merchandise or license merchandise manufacturers to manufacture or sell Merchandise;

(h)                                 the trophy of the Tour shall be entitled as the “World Poker Tour Cup (世界扑克巡回赛杯)” or any other title mutually agreed upon by the Parties, with appropriate versions to be presented to the city, provincial, online and national champions;

(i)                                     WPTE shall have the right to hold other matches outside of China in association with the Tour, subject to CLSAC’s prior approval and execution of a separate memorandum of understanding or supplemental agreement;

(j)                                     WPTE shall have the worldwide right to distribute and sell content in any and all media subject to the restrictions set forth in Section 2.1(p);

(k)                                  WPTE shall have the right to collect and own the data relating to the Tour, including the names, addresses and email addresses of all the participants in the Tour, and CLSAC shall assist in the collection of such data and the Tour results, to be used by WPTE at its sole discretion;

(l)                                     WPTE shall have the right to use the images of the participants in the Tour free of charge in any and all media, including in the Merchandise, now known or hereafter developed, to the extent permitted by the relevant PRC laws and subject to the participants’ consent;

(m)                               WPTE shall have the right to utilize the names, logos and trademarks of the Tour for operating WPTE’s websites with a range of online assets and activities in association with the Tour, including the Tour results, online games, Tour schedule or other such content; provided, however, the official website of the China State Sports Administration (www.sport.org.cn) or other websites may provide general information limited to the Tour release and general news, but shall not sell any sponsorship right related to the Tour;

(n)                                 WPTE shall have the right to advertise and promote the Tour and license third parties to use the Official Tour Logo in any advertisement or promotion, subject to WPTE’s obligation to ensure that all such advertising and promotion is conducted in compliance with applicable laws and regulations;

(o)                                 WPTE shall have the right to approve and generate profits from television and radio broadcasts, motion pictures and other media events emanating from or produced at the Tour;

(p)                                 WPTE shall have the right to own the tapes and all broadcasting-related materials and to post-edit and sell all shows and contents related to the Tour in any and all media, including online, mobile, domestic and international television, DVD, digital streaming, downloads, etc. now known or hereafter developed in any and all territories;

(q)                                 WPTE and CLSAC agree not to charge any royalty or other fee to any local Chinese television broadcaster in the Territory for the first 36 months commencing from the date hereof in order to better promote the Tour; and

(r)                                    WPTE shall own all revenues generated from the promotion of WPTE’s branded property and website in China.

                                                CLSAC hereby agrees that WPTE shall have the right to exercise all or part of the above rights through WPTE’s affiliates or other companies designated by WPTE.

2.2.                              Pass Through Rights.  As the Exclusive Marketing Partner, WPTE has the exclusive right to repackage, resell and otherwise monetize or generate profits from selling and/or marketing related rights to third parties seeking to be affiliated with the Tour; to designate Persons seeking to be affiliated with the Tour as third party sponsors of the Tour (“Third Party Sponsors”) and to license any and all of the rights noted in Section 2.1 above to the Third Party Sponsors for use within the Territory (the “Pass Through Rights”).  The Pass Through Rights shall include the following exclusive rights:

(a)                                  to designate the Supporting Sponsor, grant Third Party Sponsors the right to use the Official Tour Logo and the title and approve all on-site event elements to be used by the Third Party Sponsors;

(b)                                 to grant on-site benefits to Third Party Sponsors, including but not limited to advertising, sample distribution, booths set-up, placement of Third Party Sponsor’s logos on signage and advertising, or other promotional activities related to the Tour;

(c)                                  to designate preferred beverages for the Tour regardless of any preferred beverages of any venue on the Tour;

(d)                                 to grant Third Party Sponsors with franchise rights to franchised Merchandise, market Merchandise such as playing cards, apparels, drinks or computer games, use the logos, names, likenesses, etc. of the Tour to monetize Merchandise and grant approval to Third Party Sponsors to monetize such logos, names, likenesses, etc.;

(e)                                  to re-package and sell the contents and images of the Tour, including photos, Internet contents, film or other such programs which may be sold, licensed or leased to third parties;

(f)                                    to license communications operators with joint mobile phone and communications rights throughout the Territory, including downloadable contents (e.g., show contents, ring tones, etc.), free and pay-to-play games, etc.; and

(g)                                 to own and re-sell at WPTE’s sole discretion all inventory surrounding the promotion of the Tour on television, including but not limited to the broadcast right of the grand finale of the Tour on any domestic television outlets.

2.3.                              Exclusivity.  CLSAC hereby agrees and acknowledges that WPTE shall enjoy the following exclusive rights, which shall be in addition to the other rights of WPTE stipulated in this Agreement:

(a)                                  WPTE’s Pass Through Rights shall apply to all preliminaries and the grand finale and CLSAC shall cause each Local Preliminary Organizer to facilitate WPTE’s exercise of such Pass Through Rights.  No local sponsor may be signed or brought onto the competition site of the Tour by CLSAC or any Local Preliminary Organizer without the prior written permission of WPTE.

(b)                                 CLSAC agrees not to engage in any activity which may result in commercial benefits to any third party (including the Local Preliminary Organizers) other than Third Party Sponsors designated by WPTE, including creating partnership, selling sponsorship packages, engaging in barter or in-kind agreements or licensing of Merchandise to generate income.

(c)                                  CLSAC shall provide written guidelines to Local Preliminary Organizers to specify the rights granted to Third Party Sponsors for the preliminaries of the Tour.  The Parties agree that no Local Preliminary Organizer shall enjoy any of the rights reserved as WPTE’s Pass Through Rights pursuant to Section 2.2 unless such Local Preliminary Organizer is specifically and expressly designated rights as referred in Section 3.1(d)(ii) as a Third Party Sponsor by WPTE in writing.  WPTE further agrees to assist CLSAC to create the guidelines necessary for the Tour entry form, branding requirements, processes for capturing data and media requirements, etc.

2.4.                              WPTE’s Ownership Rights.  Notwithstanding any other provision of this Agreement, WPTE shall be the exclusive owner of all rights, titles and interests to (a) all intellectual properties developed by WPTE or its Affiliates in connection with the Tour, (b) subject to Section 2.1(q), all material and the right to post-edit and sell all shows and contents related to the Tour in any and all media now known or hereafter developed, (c) all adaptations, compilations, collective works, derivative works, variations or names of any and all CLSAC IP used in connection with the Tour heretofore or hereafter created by or for WPTE or any of WPTE’s Affiliates, including the Official Tour Logo, and (d) all broadcast material and related content prepared in conjunction with the Tour.  CLSAC shall have the right to approve the Official Tour Logo, such approval shall not be unreasonably withheld.  Furthermore, CLSAC shall use its commercially reasonable best efforts to assist WPTE in registering the Official Tour Logo as a registered trademark in the PRC to the extent permitted by the relevant laws of the PRC.

2.5                                 Notice of Commercial Agreements.  With respect to the above commercial rights granted to WPTE, WPTE shall provide written copies of all relevant material commercial agreements to CLSAC. Such commercial agreements shall not violate any relevant laws of the PRC and shall be in compliance with all media and news regulations implemented by the relevant Government Authority of the PRC.  CLSAC may notify WPTE at any time if any foregoing commercial activities have violated such relevant laws and regulations, and WPTE shall use its best efforts to correct such violations.

3.                                      PAYMENTS TO CLSAC

3.1.                              Partnership Fee.

(a)                                  The Partnership Fee for each year shall cover at least 15 preliminaries (including the online open preliminary) and the annual grand finale.  Seven of these preliminaries are classified as Full Sponsorship Preliminaries, and eight are classified as Partial Sponsorship Preliminaries as defined in Section 3.1(d).

(b)                                 Rates.  WPTE shall pay to CLSAC an annual Partnership Fee in the aggregate amount of US$505,000 in the first year of the Term, payable as follows:

(i)                                     25% payable upon the signing of this Agreement by the Parties;

(ii)                                  30% payable at the completion of the first preliminary of the Tour;

(iii)                               35% payable at the completion of the seventh preliminary of the Tour; and

(iv)                              10% payable at completion of the grand finale of the Tour.

(c)                                  Adjustments.  After the first year of the Term, the Partnership Fee shall increase at an annual rate of 10% for each remaining year of the Term (including any renewal period), payable as follows in each year:

(i)                                     25% payable before April 15;

(ii)                                  30% payable at the completion of the first preliminary of the Tour;

(iii)                               35% payable at the completion of the seventh preliminary of the Tour; and

(iv)                              10% payable at the completion of the grand finale of the Tour.

(d)                                 Additional Preliminaries.  The Partnership Fee set forth in Sections 3.1(b) and (c) above is calculated on the basis of and subject to no less than fifteen preliminaries (including the online open preliminary) and one grand finale for each year within the Term. At any time after the end of the first year of the Term, WPTE can request CLSAC to increase the number of preliminaries in each year.  Upon the approval by CLSAC of such proposed increase, WPTE shall pay additional Partnership Fee to CLSAC, as follows:

(i)                                     US$30,000 of Partnership Fee for each Full Sponsorship Preliminary shall be paid to CLSAC no later than 60 days prior to the preliminary in exchange for the full sponsorship exclusivity right to be the Exclusive Marketing Partner and the Commercial Sanctioning Body of the newly increased primary preliminary (each of such preliminaries hereinafter referred to as a “Full Sponsorship Preliminary”); or

(ii)                                  US$20,000 of Partnership Fee for each Partial Sponsorship Preliminary shall be paid to CLSAC no later than 60 days prior to the preliminary in exchange for the partial sponsorship exclusivity right to be the Exclusive Marketing Partner and the Commercial Sanctioning Body of the newly increased secondary preliminary (each of such preliminaries hereinafter referred to as a “Partial Sponsorship Preliminary”).  The details regarding the rights to be granted to the local promoters are attached hereto as Schedule 4. Both preliminary categories must follow the requirements of the Tour name and logo, advertisement allocation on site and sponsorship category protection.  All other rights shall be retained by WPTE.  For the avoidance of doubt, the Parties agree that the only rights granted to the Third Party Sponsors are those specifically designated by WPTE). At any time, WPTE at its sole discretion, may convert a Partial Sponsorship Preliminary to a Full Sponsorship Preliminary by paying the incremental cost of US$10,000 for that preliminary to CLSAC.

(iii)                               After the first two years of the Term, in each of the third, fourth and fifth year of the Term,  the annual fee for each Full Sponsorship Preliminary and Partial Sponsorship Preliminary shall be increased by 10% on a year on year basis.

(e)                                  Refund.  As noted in Sections 3.1(a), (b) and (c), in the event any scheduled preliminary or grand finale is not held within the same year, WPTE shall be entitled to a refund proportionate to the number of scheduled preliminaries or grand finale that are not held within the same year. In the event that the transactions contemplated hereunder or a portion hereof is deemed to be illegal in the PRC, or the Tour is shut down by any Government Authority in the PRC, WPTE shall be entitled to a refund proportionate to the number of scheduled preliminaries or grand finale that are not yet held and shall have no further obligation to pay any additional Partnership Fee.

(f)                                    Late Fee.  In the event WPTE fails to pay any amount due and payable under this Agreement when such amount becomes due and payable, CLSAC may exercise the rights under Section 9.2(f) and shall also be entitled to charge WPTE a late fee at the rate of 1% of the overdue amount per month.

3.2.                              Currency.  All payments hereunder shall be made by WPTE in United States dollars.

4.                                      REPRESENTATIONS AND WARRANTIES; INDEMNIFICATIONS

4.1.                              Representations and Warranties of CLSAC.  CLSAC hereby represents and warrants to WPTE as follows:

(a)                                  CLSAC is a legal person duly organized, validly existing and in good standing under the laws of the PRC and is a Government Authority under the administration of the State Sports Administration of China.

(b)                                 CLSAC has all requisite power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary actions on the part of CLSAC, and no further action is required on the part of CLSAC to authorize this Agreement or the transactions contemplated hereby.  The execution and delivery by CLSAC of this Agreement does not, and the performance and consummation of the transactions contemplated hereby will not, result in any conflict with or breach of (i) any provision of the charter documents of CLSAC; (ii) any material contract or other agreement to which CLSAC or any of its assets, including the CLSAC IP, are subject, or (iii) any judgement, order, decree, statute, law, ordinance, rule or regulation applicable to CLSAC.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any Government Authority or any other Person is required by or with respect to CLSAC in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(c)                                  CLSAC hereby further represents and warrants that CLSAC is the sole PRC Government Authority authorized to sanction and grant the rights granted under this Agreement and owns all commercial rights to the Tour.

(d)                                 CLSAC owns all of the CLSAC IP and has the right to license and/or grant to WPTE all of the CLSAC IP on the terms and subject to the conditions set forth herein;

(e)                                  the CLSAC IP associated with this Agreement has not been pledged or otherwise encumbered by CLSAC;

(f)                                    the rights granted herein encompass or will encompass all proprietary rights in CLSAC IP necessary for the operation, promotion and exploitation of the Tour as contemplated by this Agreement; and

(g)                                 none of the CLSAC IP is, (i) subject to any restriction or limitation on use; (ii) subject to the right of any party other than Licensor to receive a royalty or other fee for the use by Licensee of such property; or (iii) at the date hereof, the object of any pending or threatened legal proceeding questioning the ownership thereof.

4.2.                              Representations and Warranties of WPTE.  WPTE hereby represents and warrants to CLSAC as follows:

(a)                                  WPTE is a corporation duly incorporated and in good standing under the laws of the State of Delaware, the United States of America.

(b)                                 WPTE has all requisite corporate power and authority to enter into this Agreement and to consummate the transactions contemplated hereby.  The execution and delivery of this Agreement, and the consummation of the transactions contemplated hereby, have been duly authorized by all necessary corporate actions on the part of WPTE, and no further action is required on the part of WPTE to authorize this Agreement or the transactions contemplated hereby.  The execution and delivery by WPTE of this Agreement does not, and the performance and consummation of the transactions contemplated hereby will not, result in any conflict with or breach of (i) any provision of the certificate of incorporation or bylaws of WPTE; (ii) any material contract or other agreement to which WPTE or any of its assets are subject; or (iii) any judgement, order, decree, statute, law, ordinance, rule or regulation applicable to WPTE.  No consent, waiver, approval, order or authorization of, or registration, declaration or filing with, any governmental body or any other Person is required by or with respect to WPTE in connection with the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby.

(c)                                  WPTE owns the WPT® Logos and Trademarks.

(d)                                 All advertising, and all promotional literature and material, produced by WPTE or on its behalf shall comply with all applicable laws and shall not infringe the rights of any other person or entity; provided that WPTE shall not be deemed to have violated its warranty pursuant to this Section 4.2(d) so long as WPTE properly uses the Official Tour Logo in accordance with this Agreement.  CLSAC’s authorization for the use or manner of use of any proposed advertising or promotional literature or material hereunder shall not constitute an opinion as to the legal appropriateness or adequacy of such use or manner of use, and WPTE’s use of any proposed advertising shall be made on its own sole responsibility.

4.3.                              Indemnification.  CLSAC shall indemnify, defend and hold WPTE, its agents, officers, directors, shareholders and employees harmless from and against any liabilities or damages for infringement arising directly or indirectly out of its proper use in accordance with this Agreement and the guidelines established pursuant hereto of any of the CLSAC IP licensed to WPTE pursuant to this Agreement.  In addition, each Party shall defend, indemnify and hold the other Party, its Affiliates and the officers, directors, agents and employees of each, harmless from and against any and all claims, suits, damages, liabilities, costs and expenses (whether based on tort, breach of contract, patent, copyright, trade name, trademark or service mark infringement or otherwise), including reasonable counsel fees, arising directly or indirectly out of or resulting, either in whole or in part, from any wrongful or negligent act or omission of the indemnifying Party, anyone directly or indirectly employed by such indemnifying Party or anyone for whose acts such indemnifying Party may be liable, or from any failure of such indemnifying Party to adhere to all the terms and conditions of this Agreement.

5.                                      RESPONSIBILITIES OF THE PARTIES

5.1.                              CLSAC’s Responsibilities.  In addition to its other obligations and responsibilities set forth in this Agreement, CLSAC hereby undertakes to do the following during the Term:

(a)                                  organize all preliminary and grand finale competitions of the Tour in association with the Local Preliminary Organizers;

(b)                                 arrange for qualified referees and officers for the Tour;

(c)                                  provide necessary security for the Tour and the related promotion activities;

(d)                                 procure necessary insurance for the participants and officers during the Tour;

(e)                                  organize press conferences and relevant ceremonies of the Tour;

(f)                                    provide the venue for the grand finale of the Tour;

(g)                                 conduct the Tour pursuant to the match schedule attached hereto as Schedule 3;

(h)                                 arrange the television broadcasting of the grand finale of the Tour in accordance with WPTE’s television broadcast technical guidelines;

(i)                                     enter into an agreements with provincial or city television stations, for live or taped broadcasting of the grand finale of the Tour during the grand finale period of each year of the Term;

(j)                                     use its best efforts to, (a) with respect to the television broadcast of the grand finale to be held during the Term, negotiate with television broadcasters on WPTE’s behalf, with the television broadcast of the first year to be provided by Beijing TV (BTV), in accordance with the television broadcast technical guidelines to be provided by WPTE, which shall be attached to each broadcast contract, and shall include the following: (i) promotion and exposure of WPTE’s website address and brand (during the television broadcast of the grand finale show); (ii) exclusive promotion of WPTE’s branded sites and trademarks during the television broadcast of the show and strict prohibition of any partnership between the broadcaster and any Person classified in the Partnership Protection Category (listed on Schedule 2); and (iii) prohibition against the broadcaster’s sale of any sponsorship right of the Tour or sale of any commercial spot to companies in direct competition with WPTE’s major sponsors, as set forth in the notice delivered by WPTE to the broadcaster at least 30 days prior to the date of the relevant match; and (b) negotiate the television production budget and cost with the television broadcaster responsible for television broadcast on behalf of WPTE during the Term, at a minimum be consistent with other national sports programming, and shall follow WPTE technical guidelines;

(k)                                  provide the necessary preparation and training necessary for all officials, dealers, and other relevant operators of the Tour;

(l)                                     lend support in advertising and promotion of the Tour; and

(m)                               assist WPTE in applying for and obtaining the permits and licenses required for operating a website business in the PRC.

5.2.                              WPTE’s Responsibilities .  WPTE hereby undertakes to do the following during the Term:

(a)                                  produce, deliver and install the advertising boards and banners on the sites of the Tour in accordance with the requirements of CLSAC;

(b)                                 produce and deliver the trophies necessary for the preliminaries and the grand finale of the Tour;

(c)                                  production and deliver the tablecloths and playing cards to be used in all matches of the Tour (the specific style of the playing cards shall be examined and approved by CLSAC);

(d)                                 produce and deliver the badges bearing the Official Tour Logo for all participants, referees and officers in the Tour;

(e)                                  design the new Official Tour Logo and trademarks of the Tour;

(f)                                    after the Tour achieves profitability in the Territory, WPTE has the right to develop tractor poker competitions outside of the Territory for the purpose of expanding the Tour into a world-wide poker tour; and

(g)                                 timely and fully make payments to CLSAC as provided in this Agreement.

6.                                      ONLINE OPEN PRELIMINARY

6.1.                              Initial Online Partner.  The Parties agree that www.ourgame.com (联众网络游戏世界网站) will be selected as the official partner for the online open preliminary of the Tour (“Online Partner”) for the first year of the Term.  Online Partner shall have the right to host the online preliminary matches and assign winning teams for the grand finale of the Tour.  It is expressly understood that as long as the laws of the PRC permits, the online rights are owned by WPTE and that in the subsequent years of the Term, WPTE may operate such online preliminary on its own website established in the PRC or through other online partners.

6.2.                              Compliance with Requirements.  CLSAC will negotiate with the Online Partner in accordance with WPTE’s online partnership guidelines to ensure compliance with WPTE’s requirements, including but not limited to the following:

(a)                                  Online Partner must refer to the Official Tour Logo on its website and in its advertising or promotional activities.  The Official Tour Logo must be presented in all of Online Partner’s web pages related to the Tour.

(b)                                 Online Partner shall provide links to WPTE’s branded website based in China or other websites designated by WPTE. CLSAC will negotiate on behalf of WPTE regarding such links.

(c)                                  Online Partner shall provide to WPTE the entry data of all the participants of the online open preliminary for all the participants who agree to share such information and all relevant information regarding the qualifiers for the grand finale of the Tour. Online Partner agrees to provide such information to WPTE within 15 days of receiving a written request from WPTE.

(d)                                 Online Partner shall not sell any Tour sponsorship or advertising right to any third party without the prior written approval of WPTE.

(e)                                  Online Partner shall provide certain media value benefits to the Third Party Sponsors, the details of which shall be determined through further negotiations between WPTE and Online Partner.

7.                                      IMAGES OF PARTICIPANTS

The Parties shall require each participant of the Tour to attach a duly signed personal image statement to his or her entry form, which shall state the following:

(a)                                  Each participant shall grant WPTE and Third Party Sponsors the right to use such participant’s images associated with the Tour, free of charge, in photos, broadcasts or products and any other media, both known and yet to be developed.

(b)                                 Each participant shall wear proper attire to the competitions as required by the Parties and the patches bearing the Official Tour Logo at the preliminaries and the grand finale of the Tour.

(c)                                  During the preliminaries and grand finale of the Tour, each participant shall refrain from wearing any advertisement, brand, trademark of any Person other than WPTE at the preliminaries and the grand finales of the Tour, unless expressly approved in writing by WPTE.

8.                                      PRIORITY RIGHT TO OTHER POKER SPORT COMPETITIONS

As the Exclusive Marketing Partner and Commercial Sanctioning Body of the Tour, WPTE shall have the first right of negotiation, for a period of 30 days, and the last right to match an offer for an agreement with CLSAC on the same terms and conditions regarding other Poker Sport Competitions hosted by CLSAC.

9.                                      TERM AND TERMINATION

9.1.                              Term.  This Agreement shall have an initial term of five years, commencing on the date hereof (the “Term”).   After the expiration of this Agreement, WPTE shall have the right to renew this Agreement on the same terms and conditions for a further five year term, provided that the Partnership Fee for the first year of the renewed term shall be increased by 25% from the fifth year of the Term.

9.2.                              Termination.  Upon the occurrence of any of the following events either Party may terminate this Agreement effective immediately or as otherwise designated by the Party upon the delivery of a written notice to such effect to the other Party:

(a)                                  the other Party materially breaches this Agreement and fails to cure such breach within 30 days after the first Party has given it written notice of such breach;

(b)                                 the other Party suffers an Event of Bankruptcy;

(c)                                  the dissolution of the other Party;

(d)                                 CLSAC (i) fails to submit an application to the relevant Government Authority to obtain any permit, approval, license, consent or similar document (collectively, “Permits”) required to perform any of CLSAC’s obligations under this Agreement within 30 days after WPTE has given Company written notice of such requirement, or (ii) fails to obtain any such Permit within three months after such notice is given;

(e)                                  any such Permit is revoked, expires and is not renewed or reissued or is otherwise no longer valid; or

(f)                                    WPTE fails to pay any amount due and payable under this Agreement within 60 days of the date when such amount becomes payable.

9.3.                              Effect of Termination.  Upon expiration or termination of this Agreement, each Party will destroy or return all copies and extracts of the other Party’s confidential information in its possession.  The obligations and rights of the Parties under Sections 10, 11, 12, 14, 15, 16, 17, 18, 19, 20 and 21 and all rights to payment for any invoiced or accrued amounts under Section 3 prior to the effective date of any such termination will survive the termination or expiration of this Agreement.

9.4.                              No Consequential or Punitive Damages.  Notwithstanding anything to the contrary in this Agreement, neither Party shall, in any event, be liable to the other Party hereunder or in connection herewith for any indirect or consequential loss or damages including (but not limited to) loss of profit or goodwill.  Each Party agrees that it will not seek punitive damages as to any matter under, relating to or arising out of this Agreement or the transactions contemplated hereunder.  Each Party hereby waives, to the fullest extent it may do so, any rights or remedies for recovery of indirect, consequential or punitive damages that may arise under any applicable law.

9.5.                              Exercise of Rights.  No delay or omission of either Party to exercise any right or remedy provided for herein shall impair any such right or remedy or constitute a waiver of any such right or remedy or an acquiescence in any matter giving rise thereto.  Every right and remedy given by this Section 9 or by law to either Party may be exercised from time to time, and as often as may be deemed expedient, by WPTE or by CLSAC, as the case may be.

10.                               CONFIDENTIALITY

                                                WPTE and CLSAC shall hold in strictest confidence and secrecy any and all of the other Party’s proprietary or confidential information and trade secrets and, without the prior written consent of the other Party (which consent may be withheld in its sole discretion), WPTE and CLSAC shall not disclose any such information to any Person other than (a) to its employees, agents and contractors who agree to be or are otherwise bound by the provisions of this Section 10, (b) to the other Party or its Affiliates and their employees and representatives or (c) as required by law under the terms of a subpoena or order issued by a court of competent jurisdiction or by another governmental agency or body.  In the event that either Party receives a request to disclose all or any part of the information referred to in the preceding sentence under the terms of a subpoena or order issued by a court of competent jurisdiction or by another governmental agency or body, that Party agrees (i) to promptly notify the other Party of the existence, terms and circumstances surrounding such a request, so that it may seek an appropriate protective order (and, if the other Party seeks such an order, to provide such co-operation as it shall reasonably request) and (ii) in the absence of such a protective order, to disclose only such of the information that is required to be disclosed in the opinion of counsel, who shall be reasonably satisfactory to the other Party, and to exercise its reasonable efforts to obtain an order or other reliable assurance that confidential treatment will be accorded to such of the disclosed information which the other Party so designates.  The provisions of this Section 10  shall survive the expiration or earlier termination of this Agreement.

11.                               FORCE MAJEURE

11.1.                        Events of Force Majeure.  Neither Party shall be liable for failure of performance or delay if occasioned by an event of force majeure, such as war, civil disturbance, fire, flood, earthquake, storm, typhoon, the acts or omissions of architects, consultants, contractors or vendors (or their respective agents, employees, consultants or subcontractors), interruption of transportation, embargo, explosion, inability to procure (or shortage of supply of) materials or any other cause beyond the reasonable control of such Party (“Force Majeure”); provided that each Party shall promptly upon becoming aware of the same notify the other Party of the occurrence of any such event, specifying in reasonable detail the nature and extent of any anticipated failure of performance or delay on its part resulting or likely to result therefrom.

11.2.                        Curing of Events of Force Majeure.  Each Party shall exert its best efforts and  co-operate with the other Party to cure any event of Force Majeure.  If any event of Force Majeure occurs that cannot be cured, and neither Party elects to terminate this Agreement, then the Parties shall use reasonably diligent efforts to mitigate the adverse impact of such event; provided that the objectives and general spirit of this Agreement are protected and preserved to the extent possible in light of such event.

12.                               DISPUTES RESOLUTION

12.1.                        Consultation.  Any dispute, controversy or claim arising out of, or relating to, this Agreement, or the performance, interpretation, breach, termination or validity hereof, shall be resolved through friendly consultation.  Such consultation shall begin immediately after one Party has delivered to the other Party a written request for such consultation stating specifically the nature of the dispute, controversy or claim.  If within 30 days following the date on which such notice is given the dispute cannot be resolved, any Party shall have the right to submit the dispute to China International Economic and Trade Arbitration Commission and the dispute shall be finally resolved by arbitration.

12.2.        Arbitration.

(a)                                  The arbitration shall be conducted in Beijing under the auspices of the China International Economic and Trade Arbitration Commission and in accordance with its Arbitration Rules.

(b)                                 There shall be three arbitrators.  Each Party shall appoint one arbitrator. All selections of arbitrators by the Parties shall be made within 30 days after the selecting Party gives or receives the demand for arbitration.  Such arbitrators shall be freely selected, and the Parties shall not be limited in their selection to any prescribed list.  If any arbitrator to be appointed by a Party has not been appointed and consented to participate within 30 days after the selection of the first arbitrator, the relevant appointment shall be made by the appointing authority of the Arbitration Center.  In all cases, the third arbitrator shall act as the presiding arbitrator and shall be appointed by agreement of the two selected arbitrators.  If no agreement on such appointment can be reached within 15 days after the date on which the later of the first two arbitrators to be appointed is appointed, the appointing authority of the Arbitration Center shall make the appointment.  In each case in which the appointing authority of the Arbitration Center makes an appointment of an arbitrator, whether to appoint the third arbitrator or otherwise, the arbitrator appointed must not be of the same nationality as any Party to the dispute.

(c)                                  The arbitration proceedings shall be conducted in both Chinese and English. The arbitrators shall decide any dispute strictly in accordance with the governing law specified in Section 20.  Judgment upon any arbitral award rendered hereunder may be entered in any court having jurisdiction, or application may be made to such court for a judicial acceptance of the award and an order of enforcement, as the case may be.

12.3.                        Injunction.  In order to preserve its rights and remedies, any Party shall be entitled to seek preservation of property in accordance with Law from any court of competent jurisdiction or from the arbitration tribunal pending the final decision or award of the arbitration tribunal.  During the period when the dispute is being resolved, except for the matters being disputed, the Party shall in all other respects continue their implementation of this Agreement. In the event of any breach by WPTE of any of its  obligations under this Agreement, the rights and remedies of CLSAC shall be limited to the right to recover damages, if any, in an action at law, and CLSAC hereby waives the right to seek injunctive or other equitable relief to enjoin, restrain or otherwise impair in any manner the production, distribution, exhibition, promotion or other exploitation of the rights granted to WPTE hereunder, in particular, in relation to the Official Tour Logo, the Tour, television and radio broadcasts, motion pictures and other media events produced or distributed in connection with this Agreement or any parts or elements thereof.

12.4.                        Service.  Each Party irrevocably consents to the service of process, notices or other paper in connection with or in any way arising from the arbitration or the enforcement of any arbitral award, by use of any of the methods and to the addresses set forth for the giving of notices in Section 17.  Nothing contained herein shall affect the right of any Party to serve such processes, notices or other papers in any other manner permitted by applicable law.  If there is conflict between the above provisions and the Arbitration Rules, the Arbitration Rules shall prevail.

13.                               COSTS

                                                Each Party shall bear and pay its own costs and disbursements of and incidental to the preparation and execution of this Agreement.

14.                               ENTIRE AGREEMENT

                                                This Agreement constitutes the whole agreement between the Parties and supersedes any previous agreements, arrangements or understandings between them relating to the subject matter hereof, including the Memorandum of Understanding between the Parties signed in April 2007.  Each of the Parties acknowledges and agrees that it is not relying on any statements, undertakings, warranties or representations given or made by any of them relating to the subject matter hereof, save for those statements, undertakings, warranties or representations expressly set out in this Agreement.

15.                               VARIATION

                                                No amendment or variation of this Agreement shall be effective unless in writing signed by one or more duly authorized Persons on behalf of each Party.

16.                               WAIVER

                                                No waiver by either Party, whether express or implied, of any provision of this Agreement shall constitute a continuing waiver of such provision or a waiver of any other provision of this Agreement.  No waiver by either Party, whether express or implied, of any breach or default by another Party shall constitute a waiver of any other breach or default of the same or any other provision of this Agreement.  No failure by either Party to exercise rights to monitor or inspect shall excuse any breach or default by the other Party, whether or not such breach or default might have been discovered through the exercise of such rights.

17.                               NOTICE

17.1.                        Delivery.  All notices, requests, demands, consents and other communications (“Notices”) required to be given by either Party to the other Party shall be served by:

(a)                                  hand delivery or courier (with receipt thereof acknowledged in writing); or

(b)                                 prepaid registered letter sent through the post (airmail if to any address in a country other than the country in which the sender is situated), return receipt requested; or

(c)                                  facsimile transmission to the applicable Party, at the address indicated below:

if to CLSAC:	9 Tiyuguan Road
Chongwen District, Beijing 100763
the PRC
Attention: Mr. Xing Xiaoquan
Facsimile: 86-10-67133577

if to WPTE:	5700 Wilshire Blvd.
Suite 350, Los Angeles, CA 90036-3659
United States of America
Attention: Jon Kaplowitz
Facsimile: 1-323-3309902

                                                or, as to each Party, at such other address as shall be designated by such Party in a Notice to the other Party complying as to delivery with the terms of this Section 17.

17.2.                        Deemed Service of Notice.  Any Notice served:

(a)                                  by hand delivery or courier shall be deemed to have been served on delivery;

(b)                                 by prepaid registered letter shall be deemed to have been served 48 hours (120 hours if to an address in a country other than the country in which the sender is situated) after the time at which it was posted; and

(c)                                  by facsimile transmission shall be deemed to have been served when sent.

17.3.                        Proof.  In proving service it shall be sufficient:

(a)                                  in the case of service by hand delivery or courier, to prove that the Notice was properly addressed and delivered;

(b)                                 in the case of service by prepaid registered letter, to prove that the Notice was properly addressed and posted; and

(c)                                  in the case of service by facsimile transmission, to prove that the transmission was confirmed as sent by the originating machine.

18.                               SEVERABILITY

18.1.                        Severability.  If any provision or part of this Agreement, shall be, or be found by any authority of competent jurisdiction to be, invalid or unenforceable in whole or in part, such invalidity or unenforceability shall not affect the other provisions of this Agreement, all of which shall remain in full force and effect.

18.2.                        Modifications to Ensure Validity.  It is hereby agreed and declared that if any of the restrictions or provisions hereunder shall be adjudged to be void but would be valid if part of the wording thereof were deleted or the periods thereof reduced or the range of activities or area dealt with thereby reduced in scope the said restriction or provision shall apply with such modifications as may be necessary to make it valid and effective.

19.                               COUNTERPARTS

                                                This Agreement may be entered into on separate engrossments each of which, when so executed and delivered, shall be an original but all the duly executed engrossments shall together constitute one and the same instrument and shall take effect from the time of execution of the last engrossment.

20.                               GOVERNING LAW

                                                This Agreement shall be governed by and construed in accordance with the laws of the PRC.

21.                               MISCELLANEOUS

21.1.                        Successors and Assigns.  All terms and provisions of this Agreement shall be binding upon the Parties and their respective successors and Permitted Assignees.  WPTE shall have the right to assign this Agreement and all rights, privileges, duties and obligations of WPTE to one or more of its Permitted Assignees without the approval of CLSAC.  Within 30 days of its assignment to one or more Permitted Assignees, WPTE shall notify CLSAC of such assignment in writing.  Except as expressly provided to the contrary in this Agreement, this Agreement and all rights, privileges, duties and obligations of WPTE are non-assignable by any act of WPTE or by operation of law, and WPTE shall not license (except to the limited extent permitted by Section 2.1), assign, delegate, mortgage, hypothecate or otherwise encumber this Agreement or any of its rights, privileges, duties and obligations hereunder without the prior written approval of CLSAC.

21.2.                        No Partnership.  Nothing contained or implied in this Agreement shall constitute or be deemed to constitute a partnership between the Parties and save as expressly agreed herein neither Party shall have any authority to bind or commit the other Party.

21.3.                        Good Faith Performance.  The Parties undertake to perform their obligations under this Agreement in good faith and to refrain from taking any actions or measures that would hinder the proper performance of the provisions set forth herein.

21.4.                        Parties in Interest.  Nothing in this Agreement, whether express or implied, is intended to nor shall it be construed as to confer upon or give to any person (other than the Parties and their respective successors and Permitted Assignees) any rights or remedies under or by reason of this Agreement, or any term, provision, condition, undertaking, warranty, representation, indemnity, covenant or agreement contained herein.

IN WITNESS WHEREOF this Agreement has been entered into by the Parties on the day and year first above written.

CHINA LEISURE SPORTS ADMINISTRATIVE CENTER

By:	/s/ Xing Xiaoquan
Name:	Xing Xiaoquan
Title:	Director

WORLD POKER TOUR ENTERPRISES, INC.

By:	/s/ Adam Pliska
Name:	Adam Pliska
Title:	General Counsel

SCHEDULE 1

DEFINITIONS

“Affiliate” means in relation to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, where “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, by contract or otherwise, and includes (a) ownership directly or indirectly of 50% or more of the shares in issue or other equity interests of such Person, (b) possession directly or indirectly of 50% or more of the voting power of such Person or (c) the power directly or indirectly to appoint a majority of the members of the board of directors or similar governing body of such Person, and the terms “controlling” and “controlled” have meanings correlative to the foregoing.

“Agreement” means this Cooperation Agreement as amended or varied from time to time in accordance with Section 15.

“Arbitration Center” means the China International Economic and Trade Arbitration Commission located in Beijing.

“Arbitration Rules” means the arbitration rules of the Arbitration Center.

“China” or the “PRC” has the meaning set forth in the Preamble.

“CLSAC” has the meaning set forth in the Preamble.

“CLSAC IP” means all present and future copyrights, trademarks, service marks, trade names, patents, know how, designs which in any case now or hereafter belong to CLSAC or its Affiliates or as to which CLSAC or its Affiliates now or hereafter has rights to license.

“CLSAC Trademarks” has the meaning set forth in Section 2.1(a).

“Commercial Sanctioning Body” means the commercial brands or entities authorized by CLSAC to support CLSAC in the development, organization, codification of rules and the commercial exploitation of the Poker Sport Competitions, including the Tour.

“Dispute” means any dispute or difference of any kind whatsoever arising under, out of or in connection with the interpretation or implementation of this Agreement or the exercise of any rights, or the performance of any obligations arising, under this Agreement.

“Event Entitlement” means the commercial brand name used as the primary name of the Tour as “World Poker Tour China National Tractor Poker Tour” or any similar name as agreed upon by the Parties, for so long as the Chinese characters for “China (中国)” or “National (全国)” are included in the Tour’s primary name.

“Event of Bankruptcy” means an order being made or an effective resolution being passed for the winding-up, insolvency, administration, reorganization, reconstruction, dissolution or bankruptcy of a Party, or for the appointment of a liquidator, receiver, administrator, trustee or similar officer of a Party, for all or a substantial part of its respective businesses or assets other than a bona fide reorganization or reconstruction of a Party while it is solvent.

“Exclusive Marketing Partner” means a company or brand name authorized by CLSAC as its sole marketing partner for the Poker Sport Competitions, including the Tour.

“Force Majeure” has the meaning set forth in Section 11.1.“Full Sponsorship Preliminaries” has the meaning set forth in Section 3.1(d)(i).

“Government Authority” means any government authority or subdivision thereof, any department, agency or instrumentality of any government authority or subdivision thereof, any court or arbitral tribunal and the governing body of any securities exchange.

“Local Preliminary Organizer” means each of the local preliminary organizers of the Tour.

“Merchandise” means all merchandises publications, sound recordings, audio-visual materials, goods, apparel, souvenirs, stationery, housewares and other consumer products and similar items.

“Notices” has the meaning set forth in Section 17.1.

“Official Tour Logo” means the official trademarks for the Tour as defined and determined in accordance with Section 2.1(b).

“Online Partner” has the meaning set forth in Section 6.1.“Partial Sponsorship Preliminaries” has the meaning set forth in Section 3.1(d)(ii).

“Parties” means CLSAC and WPTE, and “Party” means either one of them.

“Partnership Fee” means the sum paid by WPTE for the commercial rights of the Tour.

“Partnership Protection Categories”  means any media or gaming company engaged in the development, production and/or marketing of poker sport competitions or games, including television programming, live events, online competitions, licensing and sale of consumer products and sponsorships as specified in  Schedule 2.

“Pass Through Rights” has the meaning set forth in Section 2.2.

“Permits” has the meaning set forth in Section 9.2(d).

“Permitted Assignee” of a Party means any Affiliate of such Party for so long as such entity remains an Affiliate.

“Person” means any individual, any form of body corporate, unincorporated association, firm, partnership, joint venture, consortium, association, organization or trust (in each case whether or not having a separate legal personality).

“Poker Sport Competition” means the poker competition officially sanctioned by CLSAC where two or more persons or teams engage for the purpose of leisure, entertainment or competing for prizes, award or recognition, and is deemed a legal sport by PRC law.

“Supporting Sponsor” means supporting sponsors designated by WPTE to support the Event Entitlement, in a format such as “World Poker Tour China Tractor Poker Tour — Presented by China Mobile”.

“Term” means the term of this Agreement as established pursuant to Section 9.1.

“Termination” means either the expiration of this Agreement or its termination as provided in Section 9.

“Territory” means the mainland China, excluding Hong Kong and Macao Special Administrative Zones and Taiwan.

“Third Party Sponsors” has the meaning set forth in Section 2.2.

                “Tour” means the China National Tractor Poker Tour (中国升级扑克 (拖拉机) 冠军赛), including all preliminary and grand final matches sanctioned as part of the Tour, and all matches organized by the province, city, worker’s union, industrial sports association, or online or through mobile network and other matches similar of nature.

“WPTE” has the meaning set forth in the Preamble.

SCHEDULE 2

LIST OF PARTNERSHIP PROTECTION CATEGORIES

World Series of Poker

European Poker Tour

Party Gaming

SCHEDULE 3

MATCH SCHEDULE

SCHEDULE 4

RIGHTS TO BE GRANTED TO LOCAL ORGANIZERS